SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a)
                   of the Securities Exchange Act of 1934

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

       / /  Preliminary Proxy Statement

       / / 	 Confidential, for use of the Commission Only (as
             permitted by Rule 14a-6(e)(2))

       /X/  Definitive Proxy Statement

       / /  Definitive Additional Materials

       / /  Soliciting Material Pursuant to 240.14a-11(c) or
            240.14a-12

                         GREIF BROS. CORPORATION
             (Name of Registrant as Specified in its Charter)

                             NOT APPLICABLE
               (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

       /X/  No fee required

       / /  Fee computed on table below per Exchange Act Rules
            14(a)-6(i)(4) and O-11

            (1)  Title of each class of securities to which
                 transaction applies:
                 ____________________________________________
            (2)  Aggregate number of securities to which
                 transaction applies:
                 ____________________________________________
            (3)	 Per unit price or other underlying value of
                 transaction computed pursuant to Exchange Act
                 Rule O-11:
                 ____________________________________________

            (4)	 Proposed minimum aggregate value of
                 transaction:
                 ____________________________________________

            (5)	 Total fee paid:
                 ____________________________________________

       / /  Fee paid previously with preliminary materials

       / / Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing,

            (1)  Amount Previously Paid:____________________

            (2)  Form, Schedule or Registration Statement
                 No.:_______________________________________

            (3)  Filing Party:______________________________

            (4)  Date Filed:________________________________


                   GREIF BROS. CORPORATION
                       425 WINTER ROAD
                    DELAWARE, OHIO 43015

          NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Class B Stockholders of
Greif Bros. Corporation:

     Notice is hereby given that the Annual Meeting of Stockholders of Greif Bros. Corporation (the "Company") will be held at the principal executive offices of the Company, 425 Winter Road, Delaware, Ohio 43015, on February 28, 2000, at 10:00 A.M., E.S.T., for the following purposes:

     1. To elect nine directors to serve for a one-year term; and

     2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only Stockholders of record of the Class B Common Stock at the close of business on January 21, 2000, will be entitled to notice of and to vote at this meeting.

     Whether or not you plan to attend this meeting, we hope that you will sign the enclosed proxy and return it promptly in the enclosed envelope. If you are able to attend the meeting and wish to vote in person, at your request we will cancel your proxy.


January 27, 2000                      Joseph W. Reed
                                      Secretary

                   GREIF BROS. CORPORATION
                       425 WINTER ROAD
                    DELAWARE, OHIO 43015

                       PROXY STATEMENT


               ANNUAL MEETING OF STOCKHOLDERS
                TO BE HELD FEBRUARY 28, 2000

To the Class B Stockholders of Greif Bros. Corporation:

       This Proxy Statement is being furnished to the Class B Stockholders of Greif Bros. Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by Management of proxies that will be used at the Annual Meeting scheduled to be held on February 28, 2000 at 10:00 A.M., E.S.T., at its principal executive offices, 425 Winter Road, Delaware, Ohio 43015. It is anticipated that this Proxy Statement and form of proxy will first be sent to the Class B Stockholders on or about January 27, 2000.

       At the meeting, the Class B Stockholders will vote upon:
(1) the election of nine directors; and (2) such other business as may properly come before the meeting or any and all adjournments.

       Shares of the Class B Common Stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. If no choices are indicated, the shares will be voted in favor of the nine nominees described in this Proxy Statement. Any proxy may be revoked at any time prior to its exercise by delivery to the Company of a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A Class B Stockholder's presence at the Annual Meeting does not by itself revoke the proxy.

       The close of business on January 21, 2000, has been fixed as the record date for the determination of Class B Stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the record date, there were outstanding and entitled to vote 11,847,859 shares of Class B Common Stock. Each share is entitled to one vote.

               PROPOSAL NO. 1 - ELECTION OF DIRECTORS

         Elect Nine Directors to Serve for a One-Year Term

       The number of directors currently is fixed at nine, with each director serving for a one-year term. At the Annual Meeting, shares of the Class B Common Stock represented by the proxies, unless otherwise specified, will be voted to elect as directors Michael J. Gasser, Charles R. Chandler, Michael H. Dempsey, Naomi
C. Dempsey, Daniel J. Gunsett, John C. Kane, Robert C. Macauley, David J. Olderman and William B. Sparks, Jr., the nine persons nominated by the Nominating Committee of the Board of Directors, all of whom are currently directors of the Company and have served continuously since their first election or appointment.

       If any nominee is unable to accept the office of director, or will not serve, which is not anticipated, the persons named in the proxy will not have authority to vote it for another nominee.


                       Directors' Biographies

MICHAEL J. GASSER, 48, has been a director since 1991. He has been Chairman of the Board of Directors and Chief Executive Officer of the Company since 1994. He has been an executive officer of the Company since 1988. He is a member of the Executive, Nominating and Stock Repurchase Committees. He is also a director for Bob Evans Farms, Inc., a restaurant and food products company.

CHARLES R. CHANDLER, 64, has been a director since 1987. He has been Vice Chairman of the Company since 1996. During 1999, Mr. Chandler also became President of Soterra LLC, a subsidiary of the Company. Prior to 1996, and for more than five years, Mr. Chandler had been the President and Chief Operating Officer of Virginia Fibre Corporation, a former subsidiary of the Company. He is a member of the Executive Committee.

MICHAEL H. DEMPSEY, 43, has been a director since 1996. He is an investor. Prior to 1997, and for more than five years, he had been the President of Kuschall of America, a wheelchair manufacturing company. He is a member of the Audit and Executive Committees.
Mr. Dempsey is the son of Naomi C. Dempsey.

NAOMI C. DEMPSEY, 83, has been a director since 1995. She is an investor and member of the Compensation, Nominating and Stock
Option Committees.  Mrs. Dempsey is the mother of Michael H.
Dempsey.

DANIEL J. GUNSETT, 51, has been a director since 1996. For more than five years, he has been a partner with the law firm of Baker & Hostetler LLP. He is a member of the Audit, Compensation, Executive, Nominating, Stock Option and Stock Repurchase
Committees.

JOHN C. KANE, 60, has been a director since 1999. For more than five years, he has been President and Chief Operating Officer of Cardinal Health, Inc., a health-care services company. He is also a director for Cardinal Health, Inc. and Connetics Corporation, a biopharmaceutical company.

ROBERT C. MACAULEY, 76, has been a director since 1979. He is the founder of AmeriCares Foundation. Prior to 1998, and for more than five years, he had been the Chief Executive Officer of Virginia Fibre Corporation, a former subsidiary of the Company. He is a member of the Compensation Committee.

DAVID J. OLDERMAN, 64, has been a director since 1996. He is an investor. Prior to 1997, and for more than five years, he had been Chairman and Chief Executive Officer of Carret and Company, Inc., an investment counseling firm. He is a member of the Audit and Stock Option Committees. He is also a director for Van Eck Global Funds, a group of mutual funds, Laidig, Inc., an engineering company and conveyor manufacturer, Chubb, a mutual fund, and Signal Corporation, a financial services holding corporation.

WILLIAM B. SPARKS, JR., 58, has been a director since 1995. He has been President and Chief Operating Officer of the Company since 1995. Prior to that time, and for more than five years, Mr. Sparks was Chief Executive Officer of Down River International, Inc., a former subsidiary of the Company. He is a member of the Executive Committee.

       Directors are elected by a plurality of the votes cast.
Stockholders may not cumulate their votes. The nine candidates receiving the highest number of votes will be elected.

       In the tabulating of votes, abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote.

             Board of Directors Committees and Meetings

       The Board held six meetings during the 1999 fiscal year.
Each director attended at least 75% of the meetings held by the Board and committees on which he or she served during the 1999 fiscal year.

       The Board has established an Executive Committee, a Compensation Committee, an Audit Committee, a Stock Option
Committee, a Stock Repurchase Committee and a Nominating Committee.

       The Executive Committee, whose current members are Messrs. Gasser, Chandler, Dempsey, Gunsett and Sparks, has the same authority, subject to certain limitations, as the Board during intervals between meetings of the Board. The Executive Committee held seven meetings during the 1999 fiscal year. The Compensation Committee, whose current members are Mrs. Dempsey and Messrs. Gunsett and Macauley, is responsible for evaluating the compensation, fringe benefits and perquisites provided to the Company's officers and adopting compensation policies applicable to the Company's executive officers, including the specific relationship, if any, of corporate performance to executive compensation and the factors and criteria upon which the compensation of the Company's Chief Executive Officer should be based. The Compensation Committee held three meetings during the 1999 fiscal year. The Audit Committee, whose current members are Messrs. Dempsey, Gunsett and Olderman, is responsible for recommending the appointment of the Company's auditors to the Board, reviewing with such auditors the scope and results of their audit, reviewing the Company's accounting functions, operations and management, and considering the adequacy and effectiveness of the internal accounting controls and internal auditing methods and procedures of the Company. The Audit Committee held four meetings during the 1999 fiscal year. The Stock Option Committee, whose current members are Mrs. Dempsey and Messrs. Gunsett and Olderman, is responsible for administering the Company's Incentive Stock Option Plan which provides for the granting of options for shares of the Company's Class A Common Stock to key employees. The Stock Option Committee held one meeting during the 1999 fiscal year. The Stock Repurchase Committee, whose current members are Messrs. Gasser and Gunsett, is responsible for administering the Company's Stock Repurchase Program. The Stock Repurchase Committee held seven meetings during the 1999 fiscal year. The Nominating Committee, whose current members are Mrs. Dempsey and Messrs. Gasser and Gunsett, is responsible for nominating members to the Board and committees. The Nominating Committee held three meetings to consider and nominate the nine persons described in this Proxy Statement.

       The Nominating Committee will consider for nomination as directors of the Company persons recommended by the Stockholders of the Company. In order to recommend a person for the 2001 Annual Meeting, a Stockholder must deliver a written recommendation to the Secretary of the Company on or prior to 120 days in advance of the first anniversary of the date of this Proxy Statement (the "Notice Date"). In order to be considered by the Nominating Committee, the written recommendation must contain the following information: (a) the name and address, as they appear on the Company's books, of the Stockholder making the recommendation; (b) the class and number of shares of capital stock of the Company beneficially owned by such Stockholder; (c) the name and address of the person recommended as a nominee and a brief description of the background, experience and qualifications of such person which will assist the Nominating Committee in evaluating such person as a potential director of the Company; and (d) any material interest of such Stockholder or such nominee in the business to be presented at the 2001 Annual Meeting. After the Notice Date, the Nominating Committee will meet and consider all persons recommended by Stockholders as nominees for directors. Within 30 days after the Notice Date, the Secretary of the Company will notify in writing the Stockholder recommending the nominee whether or not the Nominating Committee intends to nominate for election as a director at the 2001 Annual Meeting the person he or she recommended.

                   Security Ownership of Certain
                  Beneficial Owners and Management

       The following table sets forth certain information, as of
January 10, 2000, with respect to the only persons known by the
Company to be the beneficial owners of 5% or more of the Class B
Common Stock, the Company's only class of voting securities:
                           Class of      Type of     Number of    Percent
Name and Address            Stock       Ownership     Shares      of Class
Naomi C. Dempsey           Class B   See (1) below   5,905,904     49.76%
782 W. Orange Road
Delaware, Ohio

Naomi C. Dempsey, Trustee  Class B   See (2) below   1,663,040     14.01%

Robert C. Macauley         Class B   Record and      1,150,000      9.69%
161 Cherry Street                    Beneficially
New Canaan, Conneticut

 (1)  	Held by Naomi C. Dempsey as trustee of the Naomi C. Dempsey
       Living Trust (5,425,904 shares) and the John C. Dempsey
       Trust (480,000 shares).

 (2)   Held by Naomi C. Dempsey as successor trustee of the Naomi
       A. Coyle Trust.

       The following table sets forth certain information, as of January 10, 2000, with respect to the Class A Common Stock and
Class B Common Stock (the only equity securities of the Company) beneficially owned, directly or indirectly, by each director and each executive officer named in the summary compensation table:

                            Title and Percent of Class (1)

           Name                    Class A          %
Ronald L. Brown                    21,500           *
Charles R. Chandler                50,400           *
Michael H. Dempsey                  8,000           *
Naomi C. Dempsey                   24,740 (2)       *
Michael J. Gasser                  80,000           *
Daniel J. Gunsett                   8,000           *
John C. Kane                        5,000           *
Robert C. Macauley                    -0-           *
David J. Olderman                  20,000           *
Joseph W. Reed                        -0-           *
William B. Sparks, Jr.             51,086           *
Karl Svendsen                         500           *

                            Title and Percent of Class (1)

           Name                    Class B          %
Ronald L. Brown                       700           *
Charles R. Chandler                 4,000           *
Michael H. Dempsey                347,552 (3)     2.93%
Naomi C. Dempsey                7,568,944 (4)    63.77%
Michael J. Gasser                  11,798           *
Daniel J. Gunsett                   1,000           *
John C. Kane                          -0-           *
Robert C. Macauley              1,150,000         9.69%
David J. Olderman                  34,674           *
Joseph W. Reed                        -0-           *
William B. Sparks, Jr.              6,248           *
Karl Svendsen                         300           *

*   Less than one percent.

(1) Except as otherwise indicated below, the persons named in the table (and their spouses, if applicable) have sole voting and investment power with respect to all shares of Class A Common Stock or Class B Common Stock owned by them. This table includes shares for Class A Common Stock subject to currently exercisable options, or options exercisable within 60 days of January 10, 2000, granted by the Company under the 1995 Incentive Stock Option Plan and the 1996 Directors' Stock Option Plan, for the following directors and named executive officers: Mr. Brown - 21,500; Mr. Chandler - 50,000; Mr. Dempsey - 8,000; Mrs. Dempsey - 8,000; Mr.
    Gasser - 80,000; Mr. Gunsett - 8,000; Mr. Olderman - 8,000; and Mr. Sparks, Jr. - 50,000.

(2) Held by Naomi C. Dempsey as trustee of the John C. Dempsey
    Trust (16,740 shares) plus the exercisable options discussed in (1) above.

(3) Held by Michael H. Dempsey (129,052 shares), Michael H.
    Dempsey as trustee of the Naomi C. Dempsey Charitable Lead
    Annuity Trust (138,810 shares) and Michael H. Dempsey as
    President of All Life Foundation (79,690 shares).

(4) Held by Naomi C. Dempsey as trustee of the Naomi C. Dempsey
    Living Trust (5,425,904 shares), the John C. Dempsey Trust
    (480,000 shares) and the Naomi A. Coyle Trust (1,663,040 shares).

    The Class A Common Stock has no voting power, except when four quarterly cumulative dividends upon the Class A Common Stock are in arrears.

    The following sets forth the equity securities owned or controlled by all directors and executive officers as a group (32 persons) as of January 10, 2000:

        Title of                  Amount                Percent
     class of stock         beneficially owned          of class
Class A Common Stock (1)               383,104             3.62%
Class B Common Stock                 9,305,266            78.41%

(1) Shares represent the number of shares beneficially owned, directly or indirectly, by each director and executive officer as of January 10, 2000. The number includes shares subject to currently exercisable options or options exercisable within 60 days of January 10, 2000, granted by the Company under the 1995 Incentive Stock Option Plan and the 1996 Directors' Stock Option Plan, for the directors and executive officers as a group - 342,728.

                      Executive Compensation

     The following table sets forth the compensation for the
three years ended October 31, 1999 for the Company's Chief
Executive Officer and the Company's four other most highly
compensated executive officers:
                                                                    Number of
                                                                      Stock
                                                Deferred      All    Options
Name & Position        Year  Salary    Bonus  Compensation   Other   Granted

Michael J. Gasser      1999 $486,667  $171,378             $  4,513   25,000
Chairman
Chief Executive        1998 $463,338  $182,595             $  3,440   25,000
Officer
                       1997 $415,524  $112,000             $  3,043   25,000

Ronald L. Brown        1999 $196,336  $ 49,401             $  2,390    4,000
Vice President, Sales
and Marketing          1998 $189,996  $ 59,052             $    940    5,000

                       1997 $146,947  $ 45,000             $ 15,000   10,000

Charles R. Chandler    1999 $470,174  $165,623   $325,757  $ 14,034   16,000
Vice Chairman
President of Soterra   1998 $452,018  $176,769   $300,458  $ 54,903   15,000
LLC (subsidiary
company)               1997 $434,966  $ 80,864   $277,431  $  2,994   17,000

Joseph W. Reed *       1999 $235,802  $ 83,063             $  2,415    5,000
Chief Financial
Officer and Secretary  1998 $226,827  $ 88,653             $    940   11,000

                       1997 $ 45,833  $  5,000             $    196   10,000

William B. Sparks, Jr. 1999 $361,834  $127,470             $  6,300   16,000
Director
President and Chief    1998 $345,004  $135,977             $  2,690   15,000
Operating Officer
                       1997 $311,992  $ 84,000             $  3,305   17,000

Karl Svendsen **       1999 $196,336  $ 49,401             $102,893    4,000
Vice President,
Manufacturing,         1998 $126,667  $     --             $ 15,833   10,000
Industrial Shipping
Containers

* Mr. Reed was hired as Chief Financial Officer and Secretary in August 1997. Prior to that time, he was not an employee of the Company.

** Mr. Svendsen was elected Vice President, Manufacturing, Industrial Shipping Containers, subsequent to the acquisition of the industrial container business from Sonoco Products Company on March 30, 1998.

     Mr. Michael J. Gasser, Chairman and Chief Executive Officer, on November 1, 1995, entered into an employment agreement with Greif Bros. Corporation principally providing for (a) the employment of Mr. Gasser as Chairman and Chief Executive Officer for a term of 15 years; (b) the right of Mr. Gasser to extend his employment on a year-to-year basis until he reaches the age of 65; (c) the agreement of Mr. Gasser to devote all of his time, attention, skill and effort to the performance of his duties as an officer and employee of Greif Bros. Corporation; and (d) the fixing of the minimum basic salary during such period of employment to the current year's salary plus any additional raises authorized by the Board of Directors within two fiscal years following October 31, 1995. Subsequent to 1997, the minimum basic salary will be fixed at $470,000 per year.

     Mr. Charles R. Chandler, Vice Chairman, on August 1, 1986, and amended in 1988, 1992 and 1996, entered into an employment agreement, principally providing for: (a) the employment of Mr. Chandler as Vice Chairman until 2000 (b) the agreement of Mr. Chandler to devote all of his time, attention, skill and effort to the performance of his duties as an officer and employee of Greif Bros. Corporation; and (c) the fixing of minimum basic salary during such period of employment at $424,356 per year. The employment contract with Mr. Chandler gives him the right to extend his employment beyond the original term up to five additional years.

     Mr. Joseph W. Reed, Chief Financial Officer and Secretary, on August 18, 1997, entered into an employment agreement with Greif Bros. Corporation, principally providing for: (a) the employment of Mr. Reed as Chief Financial Officer and Secretary for a term of three years; (b) the agreement of Mr. Reed to devote all of his time, attention, skill and effort to the performance of his duties as an officer and employee of Greif Bros. Corporation; and (c) the fixing of the minimum basic salary during such period of employment at $220,000 per year.

     Mr. William B. Sparks, Jr., President and Chief Operating Officer, on November 1, 1995 entered into an employment agreement with Greif Bros. Corporation, principally providing for: (a) the employment of Mr. Sparks as President and Chief Operating Officer for a term of 11 years; (b) the agreement of Mr. Sparks to devote all of his time, attention, skill and effort to the performance of his duties as an officer and employee of Greif Bros. Corporation; and (c) the fixing of the minimum basic salary during such period of employment to the current year's salary plus any additional raises authorized by the Board of Directors within two fiscal years following October 31, 1995. Subsequent to 1997, the minimum basic salary will be fixed at $350,000 per year.

     No Directors' fees are paid to Directors who are full-time employees of the Company or its subsidiary companies. Directors who are not employees of the Company receive $20,000 per year plus $1,500 for each Board or committee meeting that they attend. Committee chairs also receive an additional $1,000 per year. Directors may defer all or a portion of their fees pursuant to a deferred compensation plan.

     During 1996, a Directors' Stock Option Plan was adopted which provides for the granting of stock options to directors who are not employees of the Company. The aggregate number of shares of the Company's Class A Common Stock which options may be granted shall not exceed 100,000 shares. Beginning in 1997, each outside director was granted an annual option to purchase 2,000 shares immediately following each Annual Meeting of Stockholders. Each eligible director also received a one-time grant in 1996 to purchase 2,000 shares. Under the terms of the Directors' Stock Option Plan, options are granted at exercise prices equal to the market value on the date the options are granted and become exercisable immediately. In 1999, 10,000 options were granted to outside directors with option prices of $26.81 per share. Options expire ten years after date of grant.

     The Compensation Committee of the Board of Directors voted bonuses to employees, based upon the progress of the Company, and upon the contributions of the particular employees to that progress, and upon individual merit.

     Supplementing the pension benefits, there is a deferred compensation contract with Charles R. Chandler. This contract is designed to supplement the Greif Bros. Riverville Mill's defined benefit pension plan only if the executive retires under such pension plan at or after age 65. No benefit is paid to the executive under this contract if death precedes retirement. The deferred compensation is payable to the executive or his spouse for a total period of 15 years.

     Under the above Deferred Compensation Contract, the annual amounts payable to the executive or his surviving spouse are diminished by the amounts receivable under the defined benefit pension plan of Greif Bros. Riverville Mill. Mr. Chandler's estimated accrued benefit from the Deferred Compensation Contract is $296,103 per year for 10 years and $197,402 per year for an additional five years.

     With respect to Mr. Gasser, the dollar amount in the all other category relates to the Company match for the 401(k) plan and premiums paid for life insurance.

     With respect to Mr. Brown, the dollar amount in the all other category for 1999 and 1998 relates to premiums paid for life insurance. Prior to 1998, the amount relates to contributions made by Down River International, Inc., a former subsidiary company, to a Profit Sharing Trust.

     With respect to Mr. Chandler, the dollar amount in the all other category relates to the reimbursement for moving expenses, Company match for the 401(k) plan and premiums paid for life insurance.

     With respect to Mr. Reed, the dollar amount in the all other category relates to premiums paid for life insurance.

     With respect to Mr. Sparks, the dollar amount in the all other category relates to the Company match for the 401(k) plan and premiums paid for life insurance.

     With respect to Mr. Svendsen, the dollar amount in the all other category relates to the reimbursement for moving expenses, Company match for the 401(k) plan and premiums paid for life insurance.

     During 1995, the Company adopted an Incentive Stock Option Plan which provides the granting of incentive stock options to key employees and non-statutory options for non-employees. The aggregate number of shares of the Company's Class A Common Stock which options may be granted shall not exceed 1,000,000 shares. Under the terms of the Incentive Stock Option Plan, options are granted at exercise prices equal to the market value on the date the options are granted and become exercisable after two years from the date of grant. Options expire ten years after date of grant.

     The following table sets forth certain information with respect to options to purchase Class A Common Stock granted during the fiscal year ended October 31, 1999, to each of the named executive officers:

                             OPTION GRANTS TABLE
                                                            Potential Net
                                                              Realizable
                                                           Value at Assumed
                                                        Annual Rates of Stock
                                                        Price Appreciation for
                         Individual Grants                    Option Term
                            Percent of
                              Total
                             Options
                            Granted to
                 Number of   Employees  Exercise
                  Options    in Fiscal  Price Per  Date
       Name      Granted (1)   Year       Share   Expires    5%(2)    10%(2)
M.J. Gasser        25,000       11%      $24.25    9/1/09  $381,250  $966,250
R.L. Brown          4,000        2%      $24.25    9/1/09  $ 61,000  $154,600
C.R. Chandler      16,000        7%      $24.25    9/1/09  $244,000  $618,400
J.W. Reed           5,000        2%      $24.25    9/1/09  $ 76,250  $193,250
W.B. Sparks, Jr.   16,000        7%      $24.25    9/1/09  $244,000  $618,400
K. Svendsen         4,000        2%      $24.25    9/1/09  $ 61,000  $154,600

(1) The options are exercisable on September 1, 2001.

(2) The values shown are based on the indicated assumed rates of appreciation compounded annually. Actual gains realized, if any, are based on the performance of the Class A Common Stock. There is no assurance that the values shown will be achieved.


     The following table sets forth certain information with the respect to the exercise of options to purchase Class A Common
Stock during the fiscal year ended October 31, 1999, and the unexercised options held and the value thereof at that date, by each of the named executive officers:

                  AGGREGATE OPTION EXERCISES AND FISCAL
                      YEAR-END OPTION VALUES TABLE
                                      Number of Unexer-     Value of In-The-
                  Shares    Value    cerised Options Held  Money Options Held
                 Acquired  Realized      at Year-End           at Year-End
                    on       Upon     Exer-      Unexer-    Exer-      Unexer-
                 Exercise  Exercise  cisable     cisable   cisable     cisable
M.J. Gasser        -0-       $-0-     80,000      50,000    $69,300     $106,250
R.L. Brown         -0-       $-0-     21,500       9,000    $11,550     $ 17,000
C.R. Chandler      -0-       $-0-     50,000      31,000    $23,100     $ 68,000
J.W. Reed          -0-       $-0-     10,000      16,000    $   -0-     $ 21,250
W.B. Sparks, Jr.   -0-       $-0-     50,000      31,000    $46,200     $ 68,000
K. Svendsen        -0-       $-0-        -0-      14,000    $   -0-     $ 17,000

       The following table illustrates the amount of annual pension benefits for eligible employees upon retirement on the specified remuneration and years of service classifications under the Company's defined benefit pension plan:

                    DEFINED BENEFIT PENSION TABLE

                  Annual Benefit for Years of Service

Remuneration          15              20              25              30
  $450,000         $28,000         $37,333         $46,667         $56,000

  $350,000         $28,000         $37,333         $46,667         $56,000

  $250,000         $28,000         $37,333         $46,667         $56,000

  $150,000         $26,250         $35,000         $43,750         $52,500


     The following table sets forth certain information with
respect to the benefits under the defined benefit pension plans of the Company and Greif Bros. Riverville Mill for each of the named executive officers:
                                               Estimated       Estimated
                                                 annual          annual
                              Remuneration      benefit       benefit under
Name of individual  Credited    used for         under         supplemental
  or number of      years of  calculation of   retirement       retirement
 persons in group   service   annual benefit      plan      benefit agreement
M.J. Gasser           20        $583,200         $37,333         $98,747
R.L. Brown             2        $225,367         $ 3,733         $ 1,526
C.R. Chandler *       27        $219,224         $59,190         $   -0-
J.W. Reed              2        $317,173         $ 3,733         $   -0-
W.B. Sparks, Jr.       5        $437,198         $ 9,333         $16,170
K. Svendsen            1        $245,738         $ 1,867         $   -0-

*   Defined benefit pension plan of Greif Bros. Riverville Mill.

       The Company's pension plan is a defined benefit pension plan with benefits based upon the average of the three consecutive highest-paying years of salary and bonus and upon years of credited service up to 30 years. Supplementing the pension benefits of the Company pension plan, a supplemental retirement benefit agreement has been entered into with a select group of management and highly compensated employees to replace any benefits that the executive would otherwise receive if not for limitations imposed by the Internal Revenue Code of 1986.

       The annual retirement benefits under the defined benefit pension plan of Greif Bros. Riverville Mill, are calculated at 1% per year based upon the average of the five highest out of the last ten years of salary compensation.

       None of the pension benefits described in this item are subject to offset because of the receipt of Social Security benefits or otherwise.


     Section 16(a) Beneficial Ownership Reporting Compliance

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons owning more than 10% of a registered class of the Company's equity securities, to file reports of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% Stockholders are required by the Securities and Exchange Commission's regulations to furnish the Company with copies of all
Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during 1999 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% Stockholders were complied with by such persons, except that: Michael J. Barilla and John S. Lilak, who became officers of the Company in 1999, did not timely file a Form 3 for stock options granted under the Company's Incentive Stock Option Plan and held by them at the time they became officers; Michael M. Bixby, who has been an officer of the Company since 1980, did not timely file a Form 4 for stock purchased prior to 1999 or a Form 4 for stock sold during 1999; and Karl Svendsen, who has been an officer of the Company since 1998, did not timely file a Form 4 for stock purchased during 1999.


      Compensation Committee Interlocks and Insider Participation

       Robert C. Macauley, Naomi C. Dempsey and Daniel J. Gunsett served as members of the Company's Compensation Committee for the 1999 fiscal year. During fiscal year 1999, the Company retained the law firm of Baker & Hostetler LLP to perform legal services on its behalf, and it anticipates retaining such firm in 2000. Mr. Gunsett is a partner of Baker & Hostetler LLP.

       No executive officer of the Company served during the 1999 fiscal year as a member of a Compensation Committee or as a director of any entity of which any of the Company's directors served as an executive officer.


         Compensation Committee Report on Executive Compensation

       The following is the report of the Company's Compensation
Committee, whose members are identified below, with respect to compensation reported for 1999 as reflected in the Summary
Compensation Table set forth above.


Compensation Policy; Committee Responsibilities

       The Company's compensation policy is to align compensation with business objectives and performance to enable the Company to attract, retain and reward individuals who contribute to the long-term success of the Company. The Company believes in a consistent policy for all individuals.

       The Company realizes that to accomplish its objectives it needs to pay competitive compensation. The Compensation Committee reviews competitive positions in the market to periodically confirm the competitive nature of the compensation for the Chief Executive Officer and the Company's five highest paid individuals.

       The Compensation Committee believes that a varying portion of compensation must be linked to the Company's performance. In that regard, the Company has implemented a discretionary bonus plan which links the payment of cash bonuses to the achievement of certain predetermined pretax income thresholds.

       The Company believes that an alignment of shareholder value with employees' compensation is of utmost importance. The Company has addressed this concern by implementing an incentive stock option plan which is administered by the members of the Stock Option Committee.

       The Compensation Committee's responsibilities include the following:

- Review the compensation of the Chief Executive Officer and the Company's five highest paid individuals to ensure that their compensation is consistent with the above policy.

- Review the operation of the discretionary bonus plan.

- Review the grant of stock options.

- Recommend the action to resolve compensation, discretionary bonus and stock option issues to the full Board of Directors.

Compensation of the Chief Executive Officer

       In December 1999, the Compensation Committee met to review the 1999 performance of Michael J. Gasser, the Company's Chairman of the Board and Chief Executive Officer. Consistent with the Company's compensation policies, Mr. Gasser's compensation package consists of three components, salary, cash bonus and stock options. In establishing the level of Mr. Gasser's 2000 salary, the Compensation Committee reviewed executive compensation survey materials and other available information on compensation of other similarly situated executives in order to establish an appropriate salary level. The Compensation Committee believes that a portion of Mr. Gasser's compensation package should be at-risk, and that this is accomplished through the grant of incentive stock options and the award of a cash bonus pursuant to the Company's incentive bonus plan. The Compensation Committee also attempts to establish a compensation package that appropriately balances risk and reward. Finally, the Compensation Committee attempts to establish a compensation package that is comprised of both a subjective component, such as the grant of incentive stock options, and an objective component, such as an award under the incentive bonus plan which is based upon the pretax income performance of the Company with threshold levels.

       In evaluating the performance of Mr. Gasser with respect to each of the categories of his compensation, the Compensation Committee specifically discussed and recognized the following factors: his leadership, professionalism, integrity and competence; the Company enjoying its second highest net income in its history in fiscal year 1999; and his demonstrated dedication and high performance in leadership, guidance and strategic planning for the Company, its Board of Directors and its executives. None of the factors were given specific relative weight.

       Based upon its evaluation of the foregoing factors, and its review of executive compensation surveys and other relevant information, the Compensation Committee increased Mr. Gasser's base salary to $510,090 for calendar year 2000 from $490,000 for calendar year 1999. In addition, the Compensation Committee determined that the Company had met the threshold for incentive bonuses for fiscal year 1999, and that Mr. Gasser qualified for an incentive bonus of 70% of the 100% level bonus of $245,000 for his position and recommended that he receive a bonus of $171,378.

       In September 1999, incentive stock options were granted to Mr. Gasser and other employees at the then market price for Class A Common Stock. Mr. Gasser was granted options to purchase 25,000 shares of Class A Common Stock, which options were granted primarily as incentive for future performance. The basis for granting stock options to Mr. Gasser and other employees included his continued leadership, vision for the future of the Company, guidance in unification of Company goals and assimilation and reorganization of Company acquisitions.

               Robert C. Macauley, Committee Chairman
                          Naomi C. Dempsey
                          Daniel J. Gunsett

        The following graph compares the Company's stock performance to that of the Standard and Poor's 500 Index and its industry group
(Peer Index). This graph, in the opinion of management, would not be free from the claim that it fails to fully and accurately represent the true value of the Company.

                      [STOCK PERFORMANCE CHART]
Year                GBC Stock           S&P 500 Index       Peer Index
1994                100                 100                 100
1995                117                 123                 105
1996                129                 149                 111
1997                160                 194                 123
1998                153                 230                 100
1999                140                 289                 135

The Peer Index is comprised of the paper containers index and paper and forest products index as shown in the Standard & Poor's
Statistical Services Guide.

          Certain Relationships and Related Transactions

       During fiscal year 1999, the Company retained the law firm of Baker & Hostetler LLP to perform legal services on its behalf. Daniel J. Gunsett, a partner in that firm, is a member of the Audit, Compensation, Executive, Nominating, Stock Option and Stock Repurchase Committees and a director of the Company. The Company anticipates retaining Baker & Hostetler LLP in 2000. The Company believes that this relationship does not violate the NASDAQ Independent Director and Audit Committee Requirements.

       Loans have been made by the Company to certain employees,
including certain directors and executive officers of the Company.
The following is a summary of these loans for the fiscal year ended
October 31, 1999:
                       Balance at                             Balance at
                        Beginning                 Amount        End of
Name of Debtor          of Period    Proceeds    Collected      Period
Michael M. Bixby       $  119,318    $265,000     $125,479    $  258,839
Ronald L. Brown           508,119         -0-       16,164       491,955
Charles R. Chandler       422,382         -0-       99,867       322,515
John K. Dieker            148,231         -0-      148,231           -0-
Michael J. Gasser         159,996         -0-       19,906       140,090
C.J. Guilbeau             246,312         -0-        3,877       242,435
Sharon R. Maxwell          97,288         -0-        2,513        94,775
Philip R. Metzger         115,641         -0-       10,071       105,570
Bruce J. Miller           391,160         -0-        6,157       385,003
Mark J. Mooney            255,460         -0-        8,853       246,607
William R. Mordecai       284,291         -0-        4,633       279,658
Kent P. Snead             462,000         -0-       97,519       364,481
William B. Sparks, Jr.    385,080         -0-       19,420       365,660
Carl G. Wright            104,999         -0-        6,026        98,973

                       $3,700,277    $265,000     $568,716    $3,396,561

     Michael M. Bixby is Vice President, Strategic Accounts,
Industrial Shipping Containers, of Greif Bros. Corporation. The loan is secured by a first mortgage on a house and a lot in Ohio and interest is payable at 3% per annum.

     Ronald L. Brown is Vice President, Sales and Marketing,
Industrial Shipping Containers, of Greif Bros. Corporation. The loan is secured by a first mortgage on a house and lot in Ohio and interest is payable at 5% per annum.

     Charles R. Chandler is Vice Chairman of Greif Bros.
Corporation and President of Soterra LLC. The loan is secured by a first mortgage on a house and lot in Ohio and interest is payable at 5% per annum.

     John K. Dieker is Corporate Controller of Greif Bros.
Corporation. The loan was secured by a first mortgage on a house and lot in Ohio and interest was payable at 7-1/4% per annum.

     Michael J. Gasser is Chairman and Chief Executive Officer of Greif Bros. Corporation. The loan is secured by 5,599 shares of the Company's Class B Common Stock and a first mortgage on a house and lot in Ohio. Interest is payable at 3% per annum.

     C.J. Guilbeau is Vice President and Associate Director of
Manufacturing, Industrial Shipping Containers, of Greif
Bros.Corporation. The loan is secured by a first mortgage on a house and lot in Ohio and interest is payable at 5% per annum.

     Sharon R. Maxwell is Assistant Secretary of Greif Bros.
Corporation. The loan is secured by a first mortgage on a house and lot in Ohio and interest is payable at 7-1/4% per annum.

     Philip R. Metzger is Treasurer of Greif Bros. Corporation.
The loan is secured by a first mortgage on a house and lot in Ohio and a portion of the interest is payable at 3% per annum and a portion at 7-1/4% per annum.

     Bruce J. Miller is Vice President, Sales and Marketing, Specialty Operations, Containerboard & Corrugated Products, of Greif Bros. Corporation. The loan is secured by a first mortgage on a house and lot in Ohio and interest is payable at 5% per annum.

     Mark J. Mooney is Vice President, Packaging Services,
Industrial Shipping Containers, of Greif Bros. Corporation. The loan is secured by a first mortgage on a house and lot in Ohio and interest is payable at 5% per annum.

     William R. Mordecai is Vice President, Sales and Marketing, Containerboard and Paper, Containerboard & Corrugated Products, of Greif Bros. Corporation. The loan is secured by a first mortgage on a house and lot in Ohio and interest is payable at 5% per annum.

     Kent P. Snead is Corporate Director of Strategic Projects of
Greif Bros. Corporation. The loan is secured by a first mortgage on a house and lot in Ohio and interest is payable at 3% per annum.

     William B. Sparks, Jr. is President and Chief Operating Officer of Greif Bros. Corporation. The loan is secured by 6,248 shares of the Company's Class B Common Stock and 1,000 shares of the Company's Class A Common Stock. Interest is payable at 3% per annum. An additional loan is secured by a first mortgage on a house and lot in Ohio with interest payable at 5% per annum.

     Carl G. Wright is Vice President, Manufacturing, and General Manager, Corrugator Operations, Containerboard & Corrugated Products, of Greif Bros. Corporation. The loan is secured by a first mortgage on a house and lot in West Virginia and a portion of the interest is payable at 3% per annum and a portion at 5% per annum.


                 Independent Public Accountants

     Ernst & Young LLP served as the independent public accountants of the Company for the fiscal year ended October 31, 1999. It is currently expected that a representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if such representative so desires, and will be available to respond to appropriate questions from Stockholders. Ernst & Young LLP have been retained as the Company's independent public accountants for its current fiscal year.

     On February 1, 1999, the Company informed
PricewaterhouseCoopers LLP, the Company's independent public accounting firm prior to its engagement of Ernst & Young LLP, that an audit proposal would not be sought from that firm and that it was being dismissed as the Company's independent public accountants. For the two fiscal years ended October 31, 1998, the report of PricewaterhouseCoopers LLP on the Company's consolidated financial statements did not contain an adverse opinion or a disclaimer of opinion, nor was any such report qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was approved by the Audit Committee of the Company's Board of Directors. During the Company's two fiscal years ended October 31, 1998 and through February 1, 1999, there were no disagreements between PricewaterhouseCoopers LLP and the Company regarding any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of the former accountant, would have caused it to make reference thereto in its report on the financial statements for such years.

                 Stockholders Proposals

     Proposals of Stockholders intended to be presented at the 2001 Annual Meeting of Stockholders (expected to be held in February 2001) must be received by the Company for inclusion in the Proxy Statement and form of proxy on or prior to 120 days in advance of the first anniversary of the date of this Proxy Statement. If a Stockholder intends to present a proposal at the 2001 Annual Meeting, but does not seek to include such proposal in the Company's Proxy Statement and form of proxy, such proposal must be received by the Company on or prior to 45 days in advance of the first anniversary of the date of this Proxy Statement or the persons named in the form of proxy for the 2001 Annual Meeting will be entitled to use their discretionary voting authority should such proposal then be raised at such meeting, without any discussion of the matter in the Company's Proxy Statement or form of proxy. Furthermore, Stockholders must follow the procedures set forth in Article I,
Section 8, of the Company's Amended and Restated By-Laws in order to present proposals at the 2001 Annual Meeting.


              Proxies Solicited by Management;
        Proxies Revocable; Cost of Solicitation to be
                     Borne by Company

     The proxy enclosed with this Proxy Statement is solicited by and on behalf of the Management of Greif Bros. Corporation. A person giving the proxy has the power to revoke it.

     The expense for soliciting proxies for this Annual Meeting of Stockholders is to be paid by the treasurer out of the funds of the Company. Solicitations of proxies also may be made by personal calls upon or telephone or telegraphic communications with Stockholders, or their representatives, by not more than five officers or regular employees of the Company who will receive no compensation therefore other than their regular salaries.


     No Other Matters to be Submitted at the Annual Meeting

     The Management knows of no matters to be presented at the aforesaid Annual Meeting other than the above proposals.
However, if any other matters properly come before the Annual
Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.


January 27, 2000                         Joseph W. Reed
                                         Secretary


                         GREIF BROS. CORPORATION
                              CLASS B PROXY
                 FOR THE ANNUAL MEETING OF STOCKHOLDERS
                      CALLED FOR FEBRUARY 28, 2000
             This Proxy is Solicited on Behalf of Management

     The undersigned, being the record holder of Class B Common Stock and having received the Notice of Meeting and Proxy Statement dated January 27, 2000, hereby appoints Michael J. Gasser, Charles R. Chandler, Michael H. Dempsey, Naomi C. Dempsey, Daniel J. Gunsett, John C. Kane, Robert C. Macauley, David J. Olderman and William B. Sparks, Jr., and each or any of them as proxies, with full power of substitution, to represent the undersigned and to vote all shares of Class B Common Stock of Greif Bros. Corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at 425 Winter Road, Delaware, Ohio 43015, at 10:00 o'clock A.M., E.S.T., on February 28, 2000, and at any adjournment thereof; as follows:

1. FOR __ OR AGAINST __ THE ELECTION OF ALL NOMINEES LISTED BELOW (except as marked to the contrary below):

   Michael J. Gasser         Charles R. Chandler      Michael H. Dempsey
   Naomi C. Dempsey          Daniel J. Gunsett        John C. Kane
   Robert C. Macauley        David J. Olderman        William B. Sparks, Jr.

   Instruction:  To withhold authority to vote for any individual nominee, strike a line through his or her name.

2.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER
   MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

     The Shares represented by this Proxy will be voted upon the proposals listed above in accordance with the instructions given by the undersigned, but if no instructions are given, this Proxy will be voted to elect all of the nominees for directors as set forth in Item 1, above, and in the discretion of the proxies on any other matter which properly comes before the Annual Meeting.

    Record Holder                         Number of Class B Shares Held




Dated_______________, 2000                _____________________________

                                          _____________________________

Please date and sign proxy exactly as your name appears above, joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.